Pricing Supplement dated May 1, 2001                  Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and         File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                   TOYOTA MOTOR CREDIT CORPORATION

                   Medium-Term Note - Floating Rate
___________________________________________________________________________

Principal Amount:  $100,000,000         Trade Date: May 1, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: May 7, 2001 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $99,990,000
Terms of the Notes"                     Principal's Discount
Interest Payment Period: Monthly          or Commission: 0.01%
Stated Maturity Date: May 8, 2002
___________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
     [ ]  Eleventh District Cost of Funds Rate    [ ]  Federal Funds Rate
     [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
               If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                 [X]  Telerate Page: 3750

Initial Interest Reset Date: June 8, 2001      Spread (+/-): -0.05%
Interest Rate Reset Period: Monthly            Spread Multiplier:  N/A
     Interest Reset Dates:  The 8th of each    Maximum Interest Rate: N/A
       calendar month, commencing June 8, 2001
     Interest Payment Dates: The 8th of each   Minimum Interest Rate:  N/A
       calendar month, commencing June 8, 2001 Index Maturity: 1 month
                                               Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from May 7, 2001 to May 8, 2002
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                           ___________________________
                            J.P. Morgan Securities Inc.

                             FURTHER AUTHORIZATIONS

          In supplement to the $1,096,060,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of January 12, 2000, TMCC has authorized the offer and issuance from time to time of an additional $1,820,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated January 12, 2000 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $12,620,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).

Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on May 3, 2001 minus 0.05%.


Plan of Distribution

          Under the terms of and subject to the conditions of a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. JP Morgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JP Morgan.

          Under the terms and conditions of the Agreement, JP Morgan is committed to take and pay for all of the Notes offered hereby if any are taken.